Exhibit 15.1

45/F, K.Wah Centre, 1010 Huaihai Road (M), Shanghai, China

T: (86 21) 5404 9930 F: (86 21) 5404 9931

April 13, 2026

To:

Intchains Group Limited (the “Company”)

c/o Building 16, Lane 999,

Xinyuan South Road, Lin-Gang Special Area,

Pudong, Shanghai, 201306,

the People’s Republic of China

Dear Sirs:

We hereby consent to the reference of our name in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2026 of the summary of our opinion under the heading “Item 3. Key Information—Government Regulations and Permissions”, “Item 3.D Key Information—Risk Factors—Risks Relating To Our Business And Industry”, “Item 3.D Key Information—Risk Factors—Risks Relating to Doing Business in the PRC” , and in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng

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